Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR Refining GP, LLC

and

The Unitholders of CVR Refining, LP

and

The General Partner of CVR Refining, LP:

We consent to the incorporation by reference in the registration statement on Form S-8 of CVR Refining, LP of our report dated March 14, 2013, with respect to the consolidated and combined balance sheets of CVR Refining, LP and subsidiaries as of December 31, 2012 and 2011, and the related combined statements of operations, changes in partners’ capital/divisional equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 10-K of CVR Refining, LP dated March 14, 2013.

/s/ KPMG LLP

Houston, Texas
August 13, 2013